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EXHIBIT 10.11

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of July 16, 2003 (the "Effective Date") between Weider Nutrition Group, Inc., a Utah corporation (the "Company"), and Gustin Foods, LLC, a California limited liability company ("Consultant").

RECITALS

        A.    The Company is in the business of developing, manufacturing, marketing and selling branded and private label dietary supplements and nutrition products, including joint care products containing glucosamine and/or chondroitin and other related products.

        B.    Consultant has experience and expertise in developing, marketing and selling branded nutrition and food products.

        C.    The Company desires to retain the services of Consultant and Consultant desires to provide consulting services to the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

        1.    Retention as Consultant; Consultant Services.

          a.     Subject to the terms and conditions contained in this Agreement, the Company hereby engages Consultant and Consultant hereby agrees to perform consulting services for the Company during the Term (as defined herein) of this Agreement relating to the Company's development, marketing and selling of joint care products under certain of the Company's brand name (the "Business"). Consultant may perform consulting services at its office or other location, but shall be available to attend meetings and report on its activities at reasonable times upon reasonable request.

          b.     Consultant is and shall be an independent contractor which, subject to the terms hereof, shall have sole control of the manner and means of performing its obligations under this Agreement. The Consultant shall not have, nor shall the Consultant claim, suggest or imply that the Consultant has, any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, the Company or any of its representatives, nor shall Consultant represent himself as having any employment position with the Company.

          c.     Unless otherwise agreed in writing by the parties, Consultant will provide to the President of the Company written portfolio, marketing and positioning strategies, recommendations and courses of action regarding the Business (the "Recommendations") on or before December 1, 2003 (the "Recommendation Date"). The Company may accept or decline to implement the Recommendations in its sole discretion. If the Company agrees to accept and implement the Recommendations, Consultant agrees to assist the Company in the implementation of the Recommendations. Upon approval of the Recommendations, Consultant will be responsible for executing various elements of the marketing plan, including, among other matters, packaging, creative development, and media and promotion selection.

          d.     The Company understands and recognizes that Consultant provides consulting services on various food, beverage, nutrition and other products and that the Consultant may engage in other activities as an employee of or consultant to other parties; provided, however, Consultant agrees that during the Term (as defined herein) of this Agreement and during the period six months after the completion of the Term, neither Consultant nor Mr. David Gustin will provide consulting or employment services to a third party (i) which are inconsistent with Mr. Gustin's duties as a director of the Company or (ii) relating to joint care products.

        2.    Compensation.

          a.     Unless otherwise agreed in writing by the parties, the three measurement periods for determining Consultant's compensation shall be referred to as a "Year 1," "Year 2" and Year 3," respectively, with each Year defined as a 12 month period and the first Year beginning in the next month following the first shipment of products under the Company's Pain Free brand name. For example, if the first shipment of products under the Company's Pain Free brand name occurs during November 2003, then the "Year 1" measurement period would be the 12 month period from December 2003 through November 2004, the "Year 2" measurement period would be the 12 month period from December 2004 through November 2005 and the "Year 3" measurement period would be the 12 month period from December 2005 through November 2006.

          b.     "Sales," "Contribution Margin" and "Contribution Margin Rate" shall have the definitions set forth in Exhibit A hereto.

          c.     Notwithstanding anything in this Agreement to the contrary, if the Company, in its sole discretion, determines to not accept and implement the Recommendations, no amounts will be due Consultant by the Company pursuant to this Section 2 (other than for reimbursement of expenses as set forth in Section 2(f)), except that the Company shall pay Consultant a one-time fee in the amount of $100,000. This one-time fee will be paid by the Company to Consultant within 30 days following the Company's termination of this Agreement pursuant to Section 3(c) below.

          d.     If the Company accepts and implements the Recommendations, the compensation, if any, to be paid to Consultant relating to each Year shall be calculated as follows:

            (1)   The Company shall pay Consultant compensation in the amount of two percent (2%) of the first $10 million in Sales for the Business during each Year.

            (2)   The Company shall pay Consultant compensation in the amount of three percent (3%) of the Sales for the Business over $10 million during each Year.

            (3)   Any amounts to be paid by the Company to Consultant pursuant to this Section 2.b. shall be paid no later than 90 days after the end of each Year.

          e.     For any compensation to be paid to Consultant pursuant to Section 2(d) relating to Year 2 or Year 3, the Contribution Margin for the Business for the respective measurement period must be at least equal to the Contribution Margin Rate. Decisions regarding costs and expenses affecting the Contribution Margin for the Business relating to marketing and promotional matters will be determined under the direction and responsibility of Consultant, subject to final approval by the Company's President.

          f.      The Company will reimburse Consultant for reasonable direct and incidental expenses properly incurred in performing its consulting services pursuant to the Agreement (e.g., travel and related expenses, purchase of competitive products, packaging expenses, etc.). All other expenses must be pre-approved by the Company (e.g., the hiring of design experts, utilization of third party packaging resources, etc.).

          g.     The Consultant shall pay, when and as due, any and all taxes as a result of the Consultant's receipt of the remuneration described in Section 2 of this Agreement, including estimated taxes, and provide its own benefits and insurance.

        3.    Term and Termination.

          a.     Unless otherwise terminated pursuant to the provisions of this Agreement or as otherwise agreed upon in writing by the parties, the Term of this Agreement shall be from the Effective Date through the end of the Year 3.

          b.     If Consultant fails to provide the Recommendations to the Company on or before the Recommendation Date, the Company may terminate this Agreement on 20 days' written notice if Consultant fails to provide the Recommendations within such 20-day notice period. If this Agreement is terminated pursuant to this Section 3(b), the Company shall have no compensatory obligations to Consultant pursuant to this Agreement other than for reimbursement of expenses as set forth in Section 2.

          c.     If the Company, in its sole discretion, determines to not accept and implement the Recommendations, this Agreement shall be terminated immediately upon written notice thereof by the Company to Consultant, and the Company shall have no compensatory or reimbursement obligations to Consultant pursuant to this Agreement other than as set forth in Sections 2(c) and 2(f).

        4.    Confidential and Proprietary Information.

          a.     Except as otherwise required by Consultant's duties for the Company, Consultant shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Consultant's benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its affiliates (or which the Company or its affiliates has a right to use). For purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or graphical form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Consultant or known or obtained by Consultant as a consequence of Consultant's performance of services with the Company. Confidential Information shall include, without limitation, all scientific, technical, process, method or commercial data, information or know-how, customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, financial data, trade secrets, formulas, product development information and plans, Inventions, intellectual property, samples and all information regarding pricing, business plans, expansion or acquisition plans, product lines, methods of business operation and the general business operations and financial information regarding the Company. As used in this Agreement, the term "Inventions" means designs, trademarks, discoveries, developments, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including, without limitation, all rights to obtain, register, perfect and enforce these proprietary interests.

          b.     Consultant agrees and acknowledges that (i) all Confidential Information and Inventions are owned by the Company or its affiliates and no rights in the Confidential Information or Inventions have been or will be granted to otherwise acquired by Consultant, and (ii) by this Agreement Consultant hereby assigns to the Company or its designee, all of its right, title and interest in and to any and all Inventions, original works of authorship, concepts, improvements, trademarks, trade names or trade secrets, whether or not patentable or registrable under trademark, copyright or similar laws, which it solely or jointly conceives, develops, authors or reduces to practice, or causes to be conceived, developed, authored or reduced to practice during the period of any consulting services with the Company.

          c.     All documents and material pertaining to the Company or the Services made by the Consultant or that come into the possession of the Consultant during the term of this Agreement are and shall remain the property of the Company. Upon expiration of this Agreement, or upon earlier request of the Company, the Consultant shall deliver to the Company all such documents and materials in the Consultant's possession or control, in addition to all forms of Confidential Information, and the Consultant shall not allow a third party to take any of the foregoing.

        5.    Entire Agreement.    The Agreement constitutes the entire agreement of the parties with respect to the terms and conditions of the consulting relationship and supersedes all prior agreements, promises, representations and understandings. This Agreement does not in any way amend or supercede any other agreements between the parties with respect to other subjects, including without limitation, any agreements concerning Consultants past employment with the Company or the termination thereof, or Consultant's obligations with respect to the intellectual property and confidential information of the Company, its parents, subsidiaries or affiliates.

        6.    Choice of Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

        7.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.    Amendment and Waiver.    This Agreement may be amended, modified, superseded, cancelled, renewed, extended or waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver by the party waiving compliance. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

        9.    Notices.    All notices, requests or consent required or permitted under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier or facsimile transmission, sent to such party's address or telecopy number as is set forth below such party's signature hereto. Each such notice, request or consent shall be deemed effective upon receipt.

        10.    Attorneys' Fees.    In the event that either party seeks to enforce its right under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys' fees), costs and other expenses incurred in connection therewith, including the fees, costs and expenses of appeals.

        11.    Headings.    The headings of the sections of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

        12.    Survival.    Sections 4, and 6 through 10 shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

By:
Its:
Address for Notices:
2002 South 5070 West Salt Lake City, Utah 84104 Attention: General Counsel Facsimile: (801) 975-1924
CONSULTANT:
By:
Its:
Address for Notices:

Facsimile:

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CONSULTING AGREEMENT